CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com
804-418-7745

For Immediate Release
Wednesday, March 9, 2022

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB), which operates through its wholly-owned subsidiary Hamilton Beach Brands, Inc., today announced results for the fourth quarter and full year 2021.

Highlights
•Q4 2021 revenue decreased 15.5% compared to unusually high revenue in Q4 2020, which included a significant amount of order backlog fulfillment that shifted from Q3 2020 during a cutover to a new ERP system
•Q4 2021 revenue results also reflected the impact of persistent supply chain constraints, which resulted in the delayed arrival of some inventory from China and hindered the Company's ability to fully satisfy strong demand from retailers and consumers
•Full-year 2021 revenue was a record $658.4 million, a 9.1% increase compared to 2020, and reflects significant progress with all of the Company's strategic initiatives
•In 2022, demand for small appliances is expected to remain higher than pre-pandemic levels though slightly softer than 2021
•Hamilton Beach Brands expects 2022 full-year revenue to increase modestly and operating profit to increase compared to 2021

Hamilton Beach Brands achieved many important successes in 2021 that are expected to benefit the Company in 2022 and beyond. Full-year 2021 revenue was the highest in the Company's history. The Company realized significant progress with all of its strategic initiatives. Ecommerce sales and the sale of premium and commercial products all increased by double digits. Hamilton Beach Brands entered into two major partnerships in the fast-growing home health and wellness market that are expected to generate new revenue in 2022. The Company's outstanding team of employees worked tirelessly to mitigate supply chain constraints and manage working capital, and they completed a move to a new US distribution center with little disruption. The Company is very proud of and grateful for its employees, who have demonstrated an ability to execute well through pandemic-driven and other challenges in the past two years as a result of their outstanding agility, resilience and dedication to customers.

Fourth Quarter 2021 Compared to Fourth Quarter 2020
Total revenue decreased 15.5% to $197.8 million compared to a record $234.0 million, which was unusually high due to a significant amount of order backlog fulfillment that shifted from the third quarter of 2020 during a cutover to a new ERP system. Additionally, persistent supply chain constraints resulted in the delayed arrival of some inventory from China and hindered the Company's ability to fully satisfy strong demand from retailers and consumers.
In the Latin American market, the momentum of prior quarters in 2021 continued and revenue more than doubled. In the global commercial market, revenue also continued to grow and increased 13.9%. Both markets have rebounded from pandemic-driven demand softness in 2020. Partially offsetting these increases were revenue decreases in the US, Canadian and Mexican consumer markets.
Sales of the Company's premium branded products increased 24.6%. Ecommerce sales were approximately flat after a pandemic-related jump to new levels in 2020 as consumers returned to a higher level of shopping in stores.
Gross profit was $43.1 million compared to $54.6 million. Gross profit margin was 21.8% compared to 23.3%, primarily due to product and customer mix. Price increases that became effective in the second half of 2021 offset higher product and transportation costs. Selling, general and administrative expenses decreased to $25.1 million compared to $25.9 million, primarily due to lower outside services expenses and lower overall employee-related costs.
Operating profit was $17.9 million compared to $28.4 million. Net income from continuing operations was $12.6 million, or $0.90 per diluted share, compared to net income of $19.4 million, or $1.40 per diluted share.

Full Year 2021 Compared to Full Year 2020
Total 2021 revenue increased 9.1% to a record $658.4 million compared to $603.7 million. The Company had higher sales in the North American consumer market, driven by continued strong demand in the US and Latin American markets and an increase in average sales price. Revenue in the global commercial market increased 36.3%, as the market rebounded from the pandemic-related demand softness in the prior year. Ecommerce revenue increased 22.4% and represented 37.5% of total sales.
Gross profit margin was 20.7% compared to 23.0%, primarily due to significantly higher transportation costs as a result of the disruption and congestion in the supply chain, partially offset by price increases. Additionally, gross profit in 2020 included a benefit of approximately $2.1 million for tariff relief.
Selling, general and administrative expenses were $104.8 million compared to $100.0 million, primarily due to $2.9 million of incremental expense incurred to relocate the Company's US distribution center to a new facility and a full year of depreciation expense for ERP-related capitalized software compared to six months of expense in the prior year.
Operating profit was $31.5 million compared to $37.4 million. Net income from continuing operations was $21.3 million, or $1.53 per diluted share, compared to net income of $24.1 million, or $1.76 per diluted share.
Progress with the Company's strategic initiatives for long-term profitable growth made a significant contribution to the revenue growth in 2021:
–Ecommerce Growth: Ecommerce revenue growth reflects the Company's strong presence across ecommerce platforms and its investment in omnichannel capabilities. In 2021, all nine of the Company's brands continued to be rated 4.2 stars or above and five of the brands exceeded 4.5 in star ratings. Hamilton Beach® continues to be the #1 brand in the US ecommerce channel, based on units.
–Premium Products Growth: Sales of the Company's premium brands increased 33.4% and accounted for 12.9% of total revenue. Revenue for all premium brands increased.
–Global Commercial Products Growth: Revenue in the Global Commercial market increased 36.3% and accounted for 6.2% of total revenue as the market rebounded from the pandemic-related demand softness.

–Core Products Growth: Sales of the Company's core Hamilton Beach® and Proctor Silex® brands increased 6.2%. This growth reflects the introduction of new product platforms, a repositioning of the Proctor Silex brand, increased digital marketing and optimizing existing products. Hamilton Beach® continues to be the #1 brand overall in the US, based on units.
–Entered New Home Health and Wellness Categories:
–Water Filtration: Hamilton Beach Brands entered the water filtration category with its new Hamilton Beach® AquaFusionTM electric countertop system. Revenue streams include the appliance, replacement filters and flavor capsules.
–Air Purification: Hamilton Beach Brands expanded its participation in the air purifier category through an exclusive multiyear licensing agreement with The Clorox Company. Hamilton Beach Brands will offer three new CloroxTM air purifiers and replacement filters in the first quarter of 2022 and plans to launch additional new models later in the year.
–Home Medical: Hamilton Beach Brands entered the home medical market through a partnership with HealthBeacon Limited. Hamilton Beach Brands is the exclusive marketer and distributor in the US and Canada of a new smart tool for managing injectable medications at home. Hamilton Beach Brands entered 2022 with a new direct-to-consumer sales website for the system and is in the process of adding retail distribution. The system will provide two revenue streams, one for the appliance and one for subscriptions that help patients manage adherence to their personal medication regimen.
–Infrastructure Investments - The Company has made significant investments in infrastructure in the past few years that are expected to provide significant benefits for years to come, including new distribution centers in the US and Canada and a new ERP system.

Cash Flow and Debt
For the year ended December 31, 2021, cash flow before financing activities, which is comprised of cash provided by operating activities and investing activities from continuing operations, was $6.0 million compared to a use of cash of $31.7 million for the prior year. Capital expenditures in 2021 were $11.8 million compared to $3.8 million in 2020. The 2021 amount included the Company's investment in a new US distribution center and is partially offset by $4.0 million in lease incentives and tenant improvement allowances classified as cash provided by operating activities.
Net working capital increased by $4.3 million. Trade receivables decreased by $25.2 million. Inventory increased by $9.4 million primarily due to supply chain constraints that delayed arrival of some inventory in the fourth quarter of 2021. Accounts payable decreased by $20.1 million.
At December 31, 2021, net debt, or debt minus cash and cash equivalents, was $95.7 million compared to $95.9 million at December 31, 2020.

Dividend and Share Repurchases
In May 2021, the Board of Directors approved a 5.0% increase in the Company’s regular quarterly cash dividend, raising the quarterly amount to $0.10 per share. For the year 2021, the Company paid $5.5 million in dividends. There were no share repurchases during the year ended December 31, 2021. On February 22, 2022, the Company announced that the Board approved a $25 million stock repurchase program that runs through December 31, 2023.

Outlook
In 2022, demand for small appliances is expected to remain higher than pre-pandemic levels though slightly softer than 2021. The industry outlook is mostly due to a reduction in stimulus spending and also to the potential for more spending on meals away from home as consumers return to offices to work and engage in more evening and weekend activities. Industry expectations are that the pandemic lifestyle likely will not shift entirely back to pre-pandemic modes. As the pandemic wanes, the Company will monitor closely any shift in consumer needs and behavior away from the home. The global commercial market is expected to continue to rebound strongly from pandemic-driven demand softness. Additionally, the direct and indirect impact of the increasingly volatile global economic conditions as a result of the conflict in Ukraine could cause the industry and Company outlook to change.
For the full year 2022, Hamilton Beach Brands expects continued progress with its strategic initiatives will enable the Company to deliver modest revenue growth compared to 2021. The Company's core business is solid and it expects continued growth in the premium and global commercial markets. For the first half of 2022, the Company expects revenue to decrease modestly compared to a very strong first half of 2021 and as issues related to product availability and supply chain constraints continue. For the second half of 2022, the Company expects revenue to increase moderately, including the benefit of new home health and wellness products that will launch throughout the year, and continued strength of our core brands.
The Company continues to navigate supply chain constraints, and product and shipping costs are expected to continue to increase throughout 2022. Timing for any easing of these pressures remains uncertain. To mitigate rising costs, the Company has implemented pricing initiatives that become effective in the first quarter of 2022 and plans to continue to adjust prices as necessary to offset rising costs, while also remaining competitive with customers and consumers. The Company may not be able to cover all future cost increases with additional pricing initiatives. Even amid these pressures, the Company will continue to focus on managing margins and working capital within historical ranges to the fullest extent possible. The Company expects full-year operating profit to increase compared to 2021, mostly driven by the higher revenue and also due to a modest improvement in gross profit margin. At December 31, 2021, the Company had $1.9 million of accumulated other comprehensive losses related to its Brazilian subsidiary, which will be recognized in net income upon its substantial liquidation, which is expected to occur in the first half of 2022.
Hamilton Beach Brands is focused on long-term value creation. The Company's strategic initiatives are designed to increase revenue, expand operating margin and deliver strong cash flow over time. In 2022, the Company plans to build on the momentum created by the significant progress made with its strategic initiatives in 2021. The Company believes each of its strategic initiatives will provide growth in 2022:
Drive Core Growth: Plans are in place to drive growth of the Company's flagship Hamilton Beach® and Proctor Silex® brands, including innovative new product development and digital marketing.
Gain Share in the Premium Market: New product introductions and digital marketing are expected to drive growth of the Company's premium branded products. The Wolf Gourmet® portfolio now covers 10 high-demand categories and the brand is expected to continue to grow in sales, product category and channel coverage. For the Bartesian® premium cocktail machine, plans are in place to launch Generation 2, which will provide enhanced functionality, and line extensions are under development, including a commercial model. Bartesian® revenue also includes an extensive line of drink mix capsules. The CHI® premium garment care brand continues to grow as people return to offices to work and travel more. New products for the Weston® brand, targeted to gardeners and hunters, include meat grinders and slicers, smokers, food dehydrators and vacuum sealers. The Hamilton Beach Professional® line leverages the Company's commercial products expertise for the benefit of home cooks and the product portfolio now includes 14 high-demand categories. The brand continues to gain new channel placements.
Expand in Home Health and Wellness: This new initiative was added in 2021 and is expected to generate new revenue in 2022 as the Company launches new products in the water filtration, air purification and home medical categories. The water filtration category is expected to continue to benefit from consumer concerns about wellness and sustainability. The air purifier category is expected to benefit from consumer concerns about the removal of numerous types of particulates from indoor air, protection from diseases, a desire to eliminate odors and the impact of weather-related events such as wildfires. The home medical category provides opportunity for new innovative products that use technology to help consumers manage health and wellness needs.

Lead in Global Commercial Market: The Company expects to generate additional growth in the global commercial market through product development, digital marketing and increasing customer relationships with regional and global chains. The Company's commercial products serve the food service and hospitality industries, both of which continue to rebound from pandemic-driven demand softness.
Accelerate Digital Transformation: The Company plans to continue to invest in robust digital marketing for all of its brands and markets. At its new US distribution center, investments in direct-to-consumer shipping capabilities from online sales have increased capacity and reduced costs.
Leverage Partnerships and Acquisitions: The Company is actively engaged in the pursuit of additional licensing agreements, partnerships and acquisitions that would drive growth in all of its strategic markets.
Hamilton Beach Brands is a leader in an industry with strong, durable demand. The Company expects consumers will continue to cook more at home, due to new habits formed during the pandemic, and other favorable market dynamics, such as household formation by millennials and boomers transitioning to new homes or remodeling that are expected to continue to drive demand for small kitchen appliances. The Company’s leading brand and product portfolio covers the broad range of value to luxury markets and more than 50 categories. Hamilton Beach Brands has a long history of innovation and new product development. Its asset light global infrastructure has been enhanced by strategic investments in the past few years. These are all important competitive advantages that are expected to contribute to the Company's financial performance over time.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, March 10, 2022 at 9:30 a.m. Eastern time. The call may be accessed by dialing 844-200-6205 (US) or 929-526-1599 (all other locations), Access Code: 680018. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a holding company and operates through its wholly-owned subsidiary Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, TrueAir® and Brightline® personal care products. Hamilton Beach licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, and CloroxTM air purifiers and is the exclusive distributor of the Bartesian® premium cocktail delivery system through a multiyear agreement. Through a partnership with HealthBeacon Limited, Hamilton Beach Brands has entered the home medical market as the exclusive marketer and distributor of a smart Injection Care Management System in the US and Canada under the new brand name Hamilton Beach Health®. Commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. For more information about Hamilton Beach Brands Holding Company, visit the Company’s website at www.hamiltonbeachbrands.com.

Forward-Looking Statements
    The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to source and ship products to meet anticipated demand, (2) the Company’s ability to successfully manage ongoing constraints throughout the global transportation supply chain, (3) the unpredictable nature of the COVID-19 pandemic and its potential impact on the Company's business; (4) the direct and indirect impacts of the increasingly volatile global economic conditions as a result of the conflict in Ukraine; (5) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (6) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (7) bankruptcy of or loss of major retail customers or suppliers, (8) changes in costs, including transportation costs, of sourced products, (9) delays in delivery of sourced products, (10) changes in or unavailability of quality or cost effective suppliers, (11) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company buys, operates and/or sells products, (12) the impact of tariffs on customer purchasing patterns, (13) product liability, regulatory actions or other litigation, warranty claims or returns of products, (14) customer acceptance of, changes in costs of, or delays in the development of new products, (15) increased competition, including consolidation within the industry, (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (18) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021. Furthermore, the situation surrounding COVID-19, including the mutation of variants, remains fluid and the potential for a material impact on the Company’s results of operations, financial condition, liquidity, and stock price increases the longer the virus impacts activity levels in the U.S. and globally. For this reason, the Company cannot reasonably estimate with any degree of certainty the future impact COVID-19 may have on its results of operations, financial position, liquidity and stock price. The extent of any impact will depend on the scope of any new virus mutations and outbreaks, the nature of government public health guidelines and the public’s adherence to those guidelines, the rate of individuals becoming fully vaccinated, the public's adherence to guidelines to receive booster shots, the success of business and economic recovery as the pandemic recedes, unemployment levels, the extent to which new shutdowns may be needed, the impact of any further government economic relief on the U.S. economy, consumer confidence and demand for the Company's products.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2021	2020	2021	2020
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$197,750	$234,021	$658,394	$603,713
Cost of sales	154,608	179,409	521,892	465,059
Gross profit	43,142	54,612	136,502	138,654
Selling, general and administrative expenses	25,149	25,912	104,763	99,990
Amortization of intangible assets	50	278	200	1,249
Operating profit (loss)	17,943	28,422	31,539	37,415
Interest expense, net	774	690	2,854	1,998
Other expense (income), net	(93)	84	(272)	1,685
Income (loss) from continuing operations before income taxes	17,262	27,648	28,957	33,732
Income tax expense (benefit)	4,624	8,282	7,651	9,665
Net income (loss) from continuing operations	12,638	19,366	21,306	24,067
Income (loss) from discontinued operations, net of tax	—	(370)	—	22,191
Net income (loss)	$12,638	$18,996	$21,306	$46,258

Basic earnings (loss) per share:
Continuing operations	$0.91	$1.41	$1.54	$1.76
Discontinued operations	—	(0.03)	—	1.62
Basic earnings (loss) per share	$0.91	$1.39	$1.54	$3.39

Diluted earnings (loss) per share:
Continuing operations	$0.90	$1.40	$1.53	$1.76
Discontinued operations	—	(0.03)	—	1.62
Diluted earnings (loss) per share	$0.90	$1.37	$1.53	$3.37

Basic weighted average shares outstanding	13,904	13,688	13,880	13,657
Diluted weighted average shares outstanding	14,057	13,849	13,930	13,712

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31 2021	DECEMBER 31 2020
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$1,125	$2,415
Trade receivables, net	119,580	144,797
Inventory	183,382	173,962
Prepaid expenses and other current assets	14,273	15,118
Total current assets	318,360	336,292
Property, plant and equipment, net	30,485	23,490
Goodwill	6,253	6,253
Other intangible assets, net	1,692	1,892
Deferred tax assets	4,006	6,965
Deferred costs	18,703	13,449
Other non-current assets	3,005	2,827
Total assets	$382,504	$391,168
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$131,912	$152,054
Accounts payable to NACCO Industries, Inc.	—	505
Accrued compensation	11,719	15,981
Accrued product returns	6,429	6,853
Other current liabilities	14,116	23,677
Total current liabilities	164,176	199,070
Revolving credit agreements	96,837	98,360
Other long-term liabilities	19,212	13,633
Total liabilities	280,225	311,063
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—
Class A Common stock, par value $0.01 per share; 10,267 and 10,006 shares issued as of December 31, 2021 and 2020, respectively	103	100
Class B Common stock, par value $0.01 per share, convertible into Class A on a one-for-one basis; 4,000 and 4,045 shares issued as of December 31, 2021 and 2020, respectively	40	41
Capital in excess of par value	61,586	58,485
Treasury stock	(5,960)	(5,960)
Retained earnings	60,753	44,915
Accumulated other comprehensive loss	(14,243)	(17,476)
Total stockholders’ equity	102,279	80,105
Total liabilities and stockholders' equity	$382,504	$391,168

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	YEAR ENDED DECEMBER 31
	2021	2020	2019
	(In thousands)
Operating activities
Net income (loss) from continuing operations	$21,306	$24,067	$15,093
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation and amortization	4,913	3,907	4,002
Deferred income taxes	2,110	(1,431)	1,487
Stock compensation expense	3,237	3,978	2,797
Other	1,025	2,055	616
Net changes in operating assets and liabilities:
Affiliate payable	(505)	9	(1,920)
Trade receivables	27,631	(41,314)	(22,769)
Inventory	(9,077)	(65,808)	13,674
Other assets	(4,729)	(550)	1,127
Accounts payable	(20,037)	40,215	(7,043)
Other liabilities	(8,017)	6,938	(6,842)
Net cash provided (used for) by operating activities from continuing operations	17,857	(27,934)	222
Investing activities
Expenditures for property, plant and equipment	(11,844)	(3,312)	(4,122)
Other	—	(500)	—
Net cash (used for) provided by investing activities from continuing operations	(11,844)	(3,812)	(4,122)
Financing activities
Net additions (reductions) to revolving credit agreements	(1,550)	39,761	11,873
Purchase of treasury stock	—	—	(5,960)
Cash dividends paid	(5,468)	(5,053)	(4,851)
Financing fees paid	(114)	(528)	—
Other financing	(134)	—	—
Net cash (used for) provided by financing activities from continuing operations	(7,266)	34,180	1,062
Cash flows from discontinued operations
Net cash provided by (used for) operating activities from discontinued operations	—	(6,193)	3,953
Net cash provided by (used for) investing activities from discontinued operations	—	6	585
Net cash provided by (used for) financing activities from discontinued operations	—	—	(103)
Cash (used for) provided by discontinued operations	—	(6,187)	4,435
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(33)	25	(785)
Cash, cash equivalents and restricted cash
Increase (decrease) for the period from continuing operations	(1,286)	2,459	(3,623)
Increase (decrease) for the year from discontinued operations	—	(6,187)	4,435
Balance at the beginning of the year	3,436	7,164	6,352
Balance at the end of the year	$2,150	$3,436	$7,164
Reconciliation of cash, cash equivalents and restricted cash
Continuing operations:
Cash and cash equivalents	$1,125	$2,415	$2,142
Restricted cash included in prepaid expenses and other current assets	48	208	—
Restricted cash included in other non-current assets	977	813	—
Cash and cash equivalents of discontinued operations	—	—	5,022
Total cash, cash equivalents, and restricted cash	$2,150	$3,436	$7,164